Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS POTENTIAL SIGNIFICANT SUPPLY CHAIN ISSUES IN JAPAN

Melville, New York, Tuesday, March 15, 2011…..Park Electrochemical Corp. (NYSE-PKE) reported that a significant amount of the raw materials used to produce its products are sourced from suppliers and manufacturers based in Japan. Due to the difficulty in obtaining meaningful information regarding the conditions in Japan, the Company can not at this time provide more information about the impact of the Japanese earthquake and tsunami on its suppliers in Japan. The Company continues to investigate and evaluate the status and condition of its suppliers in Japan and to assess the potential impact to Park of the earthquake and tsunami.

Brian Shore, Park’s President and CEO, said, “Park has many dear friends in Japan and is very connected emotionally and psychologically to Japan and its people.  We send our condolences, good wishes and prayers to the people of Japan.”

The Company also reported that it is donating $250,000 to The Japanese Red Cross Society.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology.  The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s website at www.parkelectro.com.